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Management’s Discussion and Analysis of Results of Operations and Financial Condition

Management’s Discussion and Analysis
(tabular dollars are presented in millions, except per share amounts)

All per share amounts reflect common per share amounts, assume dilution and are based on unrounded amounts. Percentage changes are based on unrounded amounts.

In the discussions below, the year-over-year dollar change in unit sales is referred to as volume. Price changes over the prior year and the impact of product, package and country sales mix changes are referred to as effective net pricing.

Comparable results discussed below exclude impairment and restructuring charges, exclude various Quaker one-time charges and reflect the impact of certain reclassifications in the periods presented.

Cautionary Statements

From time to time, in written reports and in oral statements, we discuss expectations regarding our future performance including synergies from the merger, the impact of the euro conversion and the impact of global macro-economic issues. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations.

Merger of PepsiCo and The Quaker Oats Company

On August 2, 2001, we completed a merger transaction with The Quaker Oats Company. Under the merger agreement dated December 2, 2000, Quaker shareholders received 2.3 shares of PepsiCo common stock in exchange for each share of Quaker common stock, including a cash payment for fractional shares. We issued approximately 306 million shares of our common stock in exchange for all the outstanding common stock of Quaker.

In connection with the merger transaction, we sold the global rights of our All Sport beverage brand to The Monarch Company, Inc. of Atlanta. As part of the terms of the sale, we agreed that, for 10 years after the Quaker transaction closing date, we would not distribute Gatorade through our bottling system and would not include Gatorade with Pepsi-Cola products in certain marketing or promotional arrangements covering specific distribution channels.

The merger was accounted for as a tax-free transaction and as a pooling-of-interests under Accounting Principles Board Opinion No. 16, Business Combinations. As a result, all prior period supplemental consolidated financial statements presented have been restated to include the results of operations, financial position and cash flows of both companies as if they had always been combined. Certain reclassifications were made to conform the presentation of the supplemental financial statements and, the fiscal calendar and certain interim reporting policies were also conformed. There were no material transactions between pre-merger PepsiCo and Quaker.

The results of operations of the separate companies and the combined company for the most recent quarter prior to the merger and for the years presented in the supplemental consolidated financial statements are as follows:

                                 24 Weeks
                                    Ended
                            June 16, 2001              2000               1999              1998
------------------------------------------------------------------------------------------------
Net Sales:
  PepsiCo...............          $ 9,820           $20,438            $20,367           $22,348
  Quaker................            2,741             5,041              4,726             4,843
  Adjustments (a).......             (518)                -                  -                 -
                           --------------     -------------      -------------     -------------
Combined................          $12,043           $25,479            $25,093           $27,191
                           ==============     =============      =============     =============

Net Income
  PepsiCo...............          $ 1,150           $ 2,183            $ 2,050           $ 1,993
  Quaker................              279               360                455               285
  Adjustments (a).......              (61)                -                  -                 -
                           --------------     -------------      -------------     -------------
Combined................          $ 1,368           $ 2,543            $ 2,505           $ 2,278
                           ==============     =============      =============     =============

(a) Adjustments reflect the impact of changing Quaker’s fiscal calendar to conform to PepsiCo’s and adjustments to conform accounting policies of the two companies applicable to interim reporting. Accordingly, these changes have no impact on full year net sales or net income.

We expect to incur transaction costs of approximately $125 million related to the merger, most of which will be recognized in the third quarter. We also expect to incur approximately $450 to $550 million of additional costs to integrate the two companies.

We have identified ongoing merger-related cost savings and revenue enhancement opportunities that are expected to reach $400 million a year by 2005. Synergies expected to be achieved by the end of 2002 approximate $140 to $175 million.

Asset Impairment and Restructuring

                                              12 Weeks Ended        24 Weeks Ended
                                            ------------------    ------------------
                                            6/16/01    6/10/00    6/16/01    6/10/00
                                            -------    -------    -------    -------
Asset impairment charges
------------------------
Held and used in the business
  Property, plant and equipment ........         $-      $ 121         $2      $ 121

Restructuring charges
---------------------
Employee related costs .................          -         38          -         38
Other charges ..........................          4         12          6         13
                                             ------    -------    -------    -------
  Total restructuring ..................          4         50          6         51
                                             ------    -------    -------    -------
Total ..................................         $4      $ 171         $8      $ 172
                                             ======    =======    =======    =======
     After-tax .........................         $3      $ 103         $5      $ 103
                                             ======    =======    =======    =======
     Per share .........................          -      $0.06          -      $0.06
                                             ======    =======    =======    =======

The 2001 and 2000 asset impairment and restructuring charges relate to a three-year supply chain reconfiguration project announced in 1999 to upgrade and optimize Quaker's manufacturing and distribution capabilities across all of its North American businesses.

In 2000, in conjunction with the supply chain reconfiguration project, Quaker adopted plans for the closure of two cereal manufacturing facilities and two distribution centers in the United States. The asset impairment charges of $121 million primarily reflect the reduction in the carrying value of the land, buildings and production machinery and equipment to their estimated fair market value based on analyses of the liquidation values of similar assets. The restructuring charges of $51 million primarily included severance and termination benefits and other shutdown costs.

Analysis of Consolidated Operations

Net Sales, Operating Profit and Operating Profit Margin

                                        12 Weeks Ended                           24 Weeks Ended
                                    ---------------------      Change      -----------------------    Change
                                    6/16/01       6/10/00       B/(W)       6/16/01        6/10/00     B/(W)
                                    -------       -------      ------      --------       --------    ------

Net sales                            $6,713       $6,250          7%        $12,043        $11,191        8%

Reported
  Total operating profit             $1,151       $  858         34%        $ 2,016        $ 1,637       23%
  Total operating profit margin        17.1%        13.7%       3.4            16.7%          14.6%     2.1

Comparable
  Total operating profit             $1,153       $1,043         11%        $ 2,022        $ 1,819       11%
  Total operating profit margin        17.2         16.7        0.5            16.8           16.3      0.5

------------------------------------------------------------------------------------------------------------

For the quarter, net sales increased 7% primarily due to volume gains and higher effective net pricing across all segments, and the acquisition of SoBe, partially offset by a net unfavorable foreign currency impact. The SoBe acquisition enhanced net sales growth by 1 percentage point and the unfavorable foreign currency impact reduced net sales growth by 2 percentage points.

For the quarter, comparable operating profit margin increased 0.5 percentage points primarily reflecting the higher effective net pricing and increased volume. These increases were partially offset by increased advertising and marketing, general and administrative and selling and distribution expenses.

Year-to-date, net sales increased 8% due to volume gains and higher effective net pricing across all segments, and the acquisition of SoBe, partially offset by a net unfavorable foreign currency impact. The SoBe acquisition enhanced net sales growth by 1 percentage point and the unfavorable foreign currency impact reduced net sales growth by 2 percentage points.

Year-to-date, comparable operating profit margin increased 0.5 percentage points primarily reflecting the higher effective net pricing and increased volume. These increases were partially offset by increased advertising and marketing, selling and distribution and general and administrative expenses.

Volume

Servings are based on U.S. Food and Drug Administration guidelines for single serving sizes of our products.

For the quarter, total servings increased 4% due to contributions from all divisions, particularly our international divisions and Pepsi-Cola North America.

Year-to-date total servings increased 5% due to contributions from all divisions, particularly Frito-Lay International and Worldwide Beverages.

Bottling Equity Income

Bottling equity income increased 16% to $63 million for the quarter and 16% to $68 million year-to-date. The increases reflect our share of the higher net earnings from our bottling equity investments. For the second quarter, bottling equity income includes a gain of $59 million from the sale of approximately 2 million shares of The Pepsi Bottling Group, Inc. stock. This reduced our investment in PBG by approximately 1%. Second quarter impairment charges related to certain international bottling investments exceeded this gain. A significant portion of these charges related to our equity investee in Turkey which was impacted by a major currency devaluation and adverse macro economic conditions.

Interest Expense, net

                          12 Weeks Ended       %       24 Weeks Ended        %
                        ------------------   Change   ------------------  Change
                        6/16/01    6/10/00    B/(W)   6/16/01    6/10/00   B/(W)
                        -------    -------   ------   -------    -------  ------
Reported
 Interest expense         $(53)      $(69)      23     $(105)     $(125)     16
 Interest income            12         22      (45)       32         31       3
                        ------     ------             ------     ------
 Interest expense, net    $(41)      $(47)      13     $ (73)     $ (94)     22
                        ======     ======             ======     ======
Comparable
 Interest expense         $(53)      $(69)      23     $(105)     $(125)     16
 Interest income            12         11      (13)       32         23      41
                        ------     ------             ------     ------
 Interest expense, net    $(41)      $(58)      30     $ (73)     $(102)     28
                        ======     ======             ======     ======
--------------------------------------------------------------------------------

For the quarter, comparable interest expense, net of interest income, declined 30%. Interest expense declined primarily as a result of significantly lower average debt levels. Interest income increased primarily due to higher average investment balances, partially offset by lower average interest rates. Reported interest income in 2000 includes gains or losses from the equity derivative contracts that are now classified in selling, general and administrative expenses in connection with the 2001 adoption of the new accounting standard on derivative instruments.

Year-to-date comparable interest expense, net of interest income, declined 28%. Interest expense declined primarily as a result of significantly lower average debt levels. Interest income increased primarily due to higher average investment balances, partially offset by lower average interest rates. Reported interest income in 2000 includes gains or losses from the equity derivative contracts as described above.

Provision for Income Taxes

                                           12 Weeks Ended                   24 Weeks Ended
                                      ------------------------         -----------------------
                                      6/16/01         6/10/00          6/16/01        6/10/00
                                      -------         -------          -------        -------
Reported
   Provision for income taxes            $375            $271             $643           $512
   Effective tax rate                    32.0%           31.3%            32.0%          32.0%

Comparable
  Provision for income taxes             $375            $340             $645           $581
  Effective tax rate                     32.0%           32.7%            32.0%          32.7%

----------------------------------------------------------------------------------------------

For the quarter and year-to-date, the comparable effective tax rate decreased 0.7 percentage points primarily due to lower taxes on foreign results.

Net Income and Net Income Per Common Share

                                      12 Weeks Ended          %            24 Weeks Ended        %
                                   -------------------     Change       -------------------    Change
                                   6/16/01     6/10/00      B/(W)       6/16/01     6/10/00     B/(W)
                                   -------   ---------    -------       -------     -------    ------

Reported
   Net income                        $ 798       $ 594         34        $1,368      $1,090        25
   Net income per common share       $0.44       $0.33         32        $ 0.76      $ 0.61        24
Comparable
  Net income                         $ 800       $ 699         14        $1,372      $1,195        15
  Net income per common share        $0.44       $0.39         13        $ 0.76      $ 0.67        14

-----------------------------------------------------------------------------------------------------

For the quarter, comparable net income increased 14% and the related net income per common share increased 13%. These increases primarily reflect increased operating profit and a lower effective tax rate. The increase in net income per common share also reflects the negative impact of a 1.5% increase in shares outstanding primarily related to the issuance of 13.2 million of repurchased shares in connection with the Quaker merger.

Year-to-date comparable net income increased 15% and the related net income per common share increased 14%. These increases primarily reflect increased operating profit, a lower effective tax rate and lower net interest expense. The increase in net income per common share also reflects the negative impact of a 1.1% increase in shares outstanding primarily related to the issuance of 13.2 million of repurchased shares in connection with the Quaker merger.

Analysis of Business Segments

Worldwide Snacks

Volume growth is reported on a systemwide basis which includes joint ventures.

Frito-Lay North America

                        12 Weeks Ended           %             24 Weeks Ended         %
                      --------------------    Change         ------------------    Change
                      6/16/01      6/10/00     B/(W)         6/16/01    6/10/00     B/(W)
                      -------      -------    ------         -------    -------    ------

Net sales              $2,249       $2,119         6          $4,273     $4,035         6

Operating profit       $  492       $  455         8          $  918     $  843         9

-----------------------------------------------------------------------------------------

12 Weeks

Net sales grew 6% due to higher effective net pricing and increased volume.

Pound volume advanced 3% primarily due to strong single-digit growth in Lay’s brand potato chips and Fritos brand corn chips, the introduction of our new Lay’s Bistro gourmet potato chips and double-digit growth in Cheetos brand cheese puffs. These gains were partially offset by a double-digit decline in Ruffles brand potato chips.

Operating profit increased 8% primarily reflecting the higher effective net pricing and the increased volume, partially offset by higher advertising and marketing expenses. Advertising and marketing expenses grew at a significantly faster rate than sales, reflecting increased promotional allowances for the national launch of Gatorade energy bars.

24 Weeks

Net sales grew 6% due to higher effective net pricing and increased volume.

Pound volume advanced 2% primarily due to single-digit growth in Lay’s brand potato chips, Doritos brand tortilla chips and Cheetos brand cheese puffs, and the introduction of our new Lay’s Bistro gourmet potato chips. These gains were partially offset by a double-digit decline in Ruffles brand potato chips.

Ongoing operating profit increased 9% primarily reflecting the higher effective net pricing and the increased volume, partially offset by increased advertising and marketing expenses and higher energy costs.

Frito-Lay International

                         12 Weeks Ended         %               24 Weeks Ended         %
                      --------------------    Change         --------------------   Change
                      6/16/01      6/10/00     B/(W)         6/16/01      6/10/00    B/(W)
                      -------    ---------    ------         -------     --------   ------

Net sales              $1,225       $1,166         5          $2,294       $2,171       6

Operating profit       $  143       $  129        11          $  284       $  236      20
------------------------------------------------------------------------------------------

12 Weeks

Net sales increased 5%, primarily driven by higher effective net pricing at Sabritas in Mexico and higher volume at Walkers in the U.K. and in Poland. The impact from acquisitions contributed 2 percentage points of growth. The net impact of weaker foreign currencies, primarily in the U.K. and Brazil, decreased net sales growth by 4 percentage points.

Kilo volume increased 7%, primarily driven by a 7% increase in salty snack kilos and a 7% increase in other non-snack food kilos. The salty snack growth was led by double-digit growth at our European joint venture, Poland and Brazil and single-digit growth at Walkers, partially offset by a single-digit decline at Sabritas. European salty volume growth was largely driven by promotional programs. The other non-snack food growth was led by our European cereal and rice snack businesses. The impact from acquisitions contributed 2 percentage points of growth.

Operating profit increased 11%, led by the strong performances in Poland and the U.K. and increased equity income from our European joint venture. The net impact of weaker foreign currencies, primarily in the U.K., decreased operating profit growth by 2 percentage points.

24 Weeks

Net sales increased 6%, primarily driven by higher effective net pricing at Sabritas in Mexico and higher volume at Walkers in the U.K. and Gamesa in Mexico. The impact from acquisitions contributed 1 percentage point of growth. The net impact of weaker foreign currencies, primarily in the U.K., Brazil and Australia, decreased net sales growth by 5 percentage points.

Kilo volume increased 7%, primarily driven by an 8% increase in salty snack kilos and a 7% increase in sweet snack kilos. The salty snack growth was led by double-digit growth at our European joint venture, Poland and Brazil and single-digit growth at Walkers, partially offset by a single-digit decline at Sabritas. European salty volume growth was largely driven by promotional programs. The sweet snack increase was based on growth at Gamesa and Sabritas in Mexico. The impact from acquisitions contributed 1 percentage point of growth.

Operating profit increased 20%, led by the strong performances at Sabritas and in Poland and increased equity income from our European joint venture. The net impact of weaker foreign currencies, primarily in the U.K., decreased operating profit growth by 4 percentage points.

Worldwide Beverages

Pepsi-Cola North America results include the North American concentrate and fountain businesses. PepsiCo Beverages International results include the international concentrate business and other consolidated international bottling operations and international Gatorade and Tropicana businesses. The twelve week period includes March, April and May and the twenty-four week period includes January through May.

System bottler case sales (BCS) represents PepsiCo-owned brands as well as brands that we have been granted the right to produce, distribute and market nationally and are based on system bottlers' sales.

Second quarter BCS includes the months of April and May. Concentrate shipments and equivalents for PCNA includes shipments of concentrate and finished goods to bottlers as well as bottler case sales of Aquafina.

Pepsi-Cola North America

                          12 Weeks Ended          %             24 Weeks Ended          %
                      ----------------------    Change      ----------------------    Change
                        6/16/01      6/10/00    B/(W)         6/16/01      6/10/00     B/(W)
                      ---------   ----------   ---------    ---------    ---------   -------

Net sales                  $962         $798      20           $1,733       $1,437       21

Operating profit           $249         $224      11           $  431       $  382       13

--------------------------------------------------------------------------------------------

12 Weeks

Net sales increased 20% primarily due to increased volume and higher concentrate pricing. The acquisition of SoBe and our new products, Dole, Mountain Dew Code Red and Sierra Mist, accounted for the majority of the volume growth. These gains were partially offset by increased customer support. SoBe and Dole are sold as finished product and due to a significantly higher price per unit accelerate the net sales growth. The SoBe acquisition contributed 8 percentage points to net sales growth.

Concentrate shipments and equivalents increased 6% versus a year ago, driven by low double-digit growth of Mountain Dew reflecting the introduction of Code Red, the inclusion of Sierra Mist, the acquisition of SoBe and the launch of Dole, as well as strong double-digit growth in Aquafina. These gains were partially offset by a double-digit decline in Slice. BCS volume increased 3%. The acquisition of SoBe contributed 1 percentage point to concentrate shipments and equivalents and BCS growth.

Operating profit increased 11% primarily due to the increased volume and higher concentrate pricing. These gains were partially offset by higher advertising and marketing expenses related to bottler funding and other programs, the increased customer support and higher general and administrative expenses. Excluding SoBe, advertising and marketing expenses grew at a slower rate than sales while general and administrative expenses grew at a faster rate.

24 Weeks

Net sales increased 21% primarily due to increased volume and higher concentrate pricing. The acquisition of SoBe and our new products, Dole, Sierra Mist and Mountain Dew Code Red, accounted for the majority of the volume growth. These gains were partially offset by increased customer support. SoBe and Dole are sold as finished product and due to a significantly higher price per unit accelerate the net sales growth. The SoBe acquisition contributed 7 percentage points to sales growth.

Concentrate shipments and equivalents increased 6% versus a year ago, driven by the inclusion of Sierra Mist, mid single-digit growth of Mountain Dew reflecting the introduction of Code Red, strong double-digit growth in Aquafina, as well as the launch of Dole and the acquisition of SoBe. These gains were partially offset by a double-digit decline in Slice. BCS volume increased 4%. The acquisition of SoBe contributed 1 percentage point to concentrate shipments and equivalents and BCS growth.

Operating profit increased 13% primarily due to the increased volume, higher concentrate pricing and the absence of a prior year charge related to a customer bankruptcy. These gains were partially offset by the increased advertising and marketing expenses related to bottler funding and other programs, the customer support and general and administrative expenses. Excluding SoBe, advertising and marketing expenses grew at a slightly slower rate than sales while general and administrative expenses grew at faster rate. Operating profit growth was not significantly impacted by the acquisition of SoBe.

Gatorade/Tropicana North America

                          12 Weeks Ended          %              24 Weeks Ended        %
                       --------------------    Change         ------------------    Change
                       6/16/01      6/10/00     B/(W)         6/16/01    6/10/00     B/(W)
                       -------      -------    ------         -------    -------   -------

Net sales               $1,095       $1,011         8          $1,811     $1,664         9

Operating profit        $  172        $ 166         4          $  261     $  249         5

------------------------------------------------------------------------------------------

12 Weeks

Net sales increased 8% due to volume gains and higher effective net pricing.

Volume grew 4%, led by growth of three new Gatorade flavors introduced late last year and double-digit growth of Tropicana Pure Premium nutritionals and Tropicana Twister.

Operating profit increased by 4% reflecting the higher effective net pricing and volume gains, partially offset by higher advertising and marketing expenses, increased energy costs and lower fruit yields.

24 Weeks

Net sales increased 9% due to volume gains and higher effective net pricing.

Volume grew 6%, led by growth of three new Gatorade flavors introduced late last year, double-digit growth of Tropicana Pure Premium nutritionals and Tropicana Twister.

Operating profit increased by 5% due to the volume gains and higher effective net pricing, partially offset by increased advertising and marketing expenses, increased energy costs and lower production leverage.

PepsiCo Beverages International

                       12 Weeks Ended          %              24 Weeks Ended           %
                    --------------------     Change        --------------------     Change
                    6/16/01      6/10/00     B/(W)         6/16/01      6/10/00      B/(W)
                    -------      -------    -------        -------      -------     ------

Net sales              $737         $731          1         $1,117       $1,087          3

Operating profit       $ 94         $ 69         37         $  125       $   88         42

------------------------------------------------------------------------------------------

12 Weeks

Net sales increased 1% primarily due to higher effective net pricing and volume gains, partially offset by a net unfavorable foreign currency impact. The net unfavorable foreign currency impact reduced net sales growth by 5 percentage points.

Volume increased 4%. This increase reflects broad-based increases led by continued strong double-digit growth in Russia and double-digit growth in Thailand and Nigeria. These advances were partially offset by declines in Saudi Arabia, Mexico and Turkey. For March through May, total concentrate shipments to franchisees, including those bottlers in which we own an equity interest, grew 2% while their BCS grew at a higher rate.

Operating profit increased 37% primarily due to the higher effective net pricing, the increased volume and a favorable advertising and marketing expense comparison. These increases were partially offset by higher general and administrative expenses. The gain on the sale of land in Japan was more than offset by a net unfavorable foreign currency impact.

24 Weeks

Net sales increased 3%. This increase was primarily due to volume gains and higher effective net pricing, partially offset by a net unfavorable foreign currency impact. The net unfavorable foreign currency impact reduced net sales growth by 5 percentage points.

Volume increased 5%. This increase reflects broad-based increases led by strong double-digit growth in Russia and double-digit growth in China and Brazil. These advances were partially offset by declines in Mexico and Saudi Arabia. Through May, total concentrate shipments to franchisees, including those bottlers in which we own an equity interest, grew 5% while their BCS grew at a slower rate.

Operating profit increased 42% primarily reflecting the volume gains and the higher effective net pricing, partially offset by a net unfavorable foreign currency impact and higher general and administrative expenses.

Quaker Foods North America

                         12 Weeks Ended            %              24 Weeks Ended           %
                       --------------------     Change         --------------------     Change
                       6/16/01      6/10/00      B/(W)         6/16/01      6/10/00      B/(W)
                       -------      -------     ------         -------      -------     ------

Net sales                 $445         $425          5            $815         $797          2

Operating profit          $ 87         $ 69         24            $165         $159          3

----------------------------------------------------------------------------------------------

12 Weeks

Net sales increased 5% primarily due to higher volume and a favorable mix shift.

Volume increased 4% primarily driven by growth in hot cereals, ready-to-eat cereals, mixes and syrups and flavored rice and pasta. The hot cereals growth resulted primarily from new products and flavor varieties.

Operating profit increased 24% reflecting the higher volume and favorable mix shift. Advertising and marketing expenses increased at a significantly slower rate than sales. The impact of these factors contributed to the operating profit margin improvement of 3 percentage points.

24 Weeks

Net sales increased 2% primarily due to higher volume and a favorable mix shift.

Volume increased 2% primarily driven by growth in hot cereals, mixes and syrups and flavored rice and pasta, partially offset by declines in Canadian foods and ready-to-eat cereals. The hot cereals growth resulted primarily from new products and flavor varieties.

Operating profit increased 3% reflecting the higher volume and favorable mix shift, partially offset by higher advertising and marketing expenses. Advertising and marketing expenses grew at a slightly slower rate than sales.

Cash Flows

Our 2001 cash and cash equivalents decreased $595 million to $443 million. This decrease reflects net purchases of short-term investments, dividend payments, capital spending and the acquisition of SoBe, partially funded by operating income and the proceeds from the issuance of shares in connection with the merger with Quaker.

Liquidity and Capital Resources

We maintain $1.25 billion of revolving credit facilities. Of the $1.25 billion, approximately $540 million will expire within one year. The balance will expire in 2006. At expiration, these facilities can be extended an additional year upon the mutual consent of PepsiCo and the lending institutions. The credit facilities exist largely to support issuances of short-term debt.

Our strong cash-generating capability and financial condition give us ready access to capital markets throughout the world.

In April 2001, we issued 13.2 million shares of our repurchased common stock to qualify for pooling-of-interests accounting treatment in connection with our merger with The Quaker Oats Company. We received $524 million in net proceeds.

In connection with the merger of Quaker, we expect to incur approximately $125 million of transaction costs necessary to complete the merger and a total of approximately $450 to $550 million of additional costs to integrate the two companies. The substantial portion of these costs is expected to be cash and will be paid over a two-year period from the consummation of the merger.

We have identified ongoing merger-related cost savings and revenue enhancement opportunities that are expected to reach $400 million a year by 2005. Synergies expected to be achieved by the end of 2002 approximate $140 to $175 million.

Euro Conversion

On January 1, 1999, member countries of the European Union fixed conversion rates between their existing currencies (legacy currencies) and one common currency—the euro. The euro trades on currency exchanges and is used in business transactions. Conversion to the euro eliminated currency exchange rate risk between the member countries. Beginning in January 2002, new euro-denominated bills and coins will be issued, and legacy currencies will be withdrawn from circulation. Our operating subsidiaries affected by the euro conversion are executing plans to address the issues raised by the euro currency conversion. These issues include, among others, the need to adapt computer and financial systems, business processes and equipment, such as vending machines, to accommodate euro-denominated transactions and the impact of one common currency on pricing. Since financial systems and processes currently accommodate multiple currencies, the plans contemplate conversion by the end of 2001 if not already addressed in conjunction with other system or process initiatives. The system and equipment conversion costs are not material. Due to numerous uncertainties, we cannot reasonably estimate the long-term effects one common currency will have on pricing and the resulting impact, if any, on financial condition or results of operations.

"Back to Exhibit 99.2 Index"

PEPSICO, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions except per share amounts, unaudited)

                                                            12 Weeks Ended                24 Weeks Ended
                                                        ----------------------        ----------------------
                                                        6/16/01        6/10/00        6/16/01        6/10/00
                                                        -------        -------        -------        -------

Net Sales..........................................      $6,713         $6,250        $12,043        $11,191

Costs and Expenses
  Cost of sales....................................       2,669          2,497          4,814          4,504
  Selling, general and administrative expenses.....       2,851          2,689          5,131          4,810
  Amortization of intangible assets................          38             35             74             68
  Impairment and restructuring charges.............           4            171              8            172
                                                        -------        -------        -------        -------

Operating Profit...................................       1,151            858          2,016          1,637

Bottling equity income, net .......................          63             54             68             59
Interest expense ..................................         (53)           (69)          (105)          (125)
Interest income ...................................          12             22             32             31
                                                        -------        -------        -------        -------

Income Before Income Taxes ........................       1,173            865          2,011          1,602

Provision for Income Taxes ........................         375            271            643            512
                                                        -------        -------       --------        -------

Net Income ........................................      $  798         $  594        $ 1,368        $ 1,090
                                                        =======        =======        =======        =======

Net Income Per Common Share
   Basic ..........................................      $ 0.45         $ 0.34        $  0.78        $  0.62
   Diluted ........................................      $ 0.44         $ 0.33        $  0.76        $  0.61

Cash Dividends Declared Per Common Share* .........      $0.145         $ 0.14        $ 0.285        $ 0.275
------------------------------------------------------------------------------------------------------------

We have restated all periods presented to reflect the merger with The Quaker Oats Company on August 2, 2001, which was accounted for as a pooling-of-interests.

*  Represents that of pre-merger PepsiCo.

See accompanying notes.

"Back to Exhibit 99.2 Index"

PEPSICO, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions, unaudited)

                                                                                        24 Weeks Ended
                                                                                   ------------------------
                                                                                     6/16/01        6/10/00
                                                                                   ---------      ---------
Cash Flows - Operating Activities
  Net income.................................................................        $ 1,368        $ 1,090
    Adjustments to reconcile net income to net cash
      provided by operating activities
       Bottling equity income, net...........................................            (68)           (59)
       Depreciation and amortization.........................................            482            461
       Noncash portion of impairment and restructuring charges...............              2            121
       Deferred income taxes.................................................             (3)            79
       Deferred compensation - ESOP..........................................             21              4
       Other noncash charges and credits, net ...............................             93            144
    Net change in operating working capital..................................         (1,038)          (549)
                                                                                   ---------      ---------
Net Cash Provided by Operating Activities....................................            857          1,291
                                                                                   ---------      ---------
Cash Flows - Investing Activities
  Capital spending...........................................................           (456)          (448)
  Acquisitions and investments in unconsolidated affiliates..................           (414)            (8)
  Sales of property, plant and equipment.....................................             57             30
  Short-term investments, by original maturity
     More than three months - purchases......................................         (1,169)          (468)
     More than three months - maturities.....................................            500            440
     Three months or less, net...............................................           (104)           (49)
  Other, net.................................................................            136           (226)
                                                                                   ---------      ---------
Net Cash Used for Investing Activities.......................................         (1,450)          (729)
                                                                                   ---------      ---------
Cash Flows - Financing Activities
  Proceeds from issuances of long-term debt..................................             11            100
  Payments of long-term debt.................................................           (255)          (720)
  Short-term borrowings, by original maturity
     More than three months - proceeds.......................................             78            107
     More than three months - payments.......................................           (102)          (110)
     Three months or less, net...............................................             27            526
  Cash dividends paid........................................................           (482)          (469)
  Share repurchases..........................................................              -           (814)
  Pre-merger Quaker share repurchases........................................             (5)           (95)
  Proceeds from issuance of shares in connection with Quaker merger..........            524              -
  Proceeds from exercises of stock options...................................            206            325
                                                                                   ---------      ---------
Net Cash Provided by (Used for) Financing Activities.........................              2         (1,150)
Effect of Exchange Rate Changes on Cash and Cash Equivalents.................             (4)            (7)
                                                                                   ---------      ---------
Net Decrease in Cash and Cash Equivalents....................................           (595)          (595)
Cash and Cash Equivalents - Beginning of year................................          1,038          1,246
                                                                                   ---------      ---------
Cash and Cash Equivalents - End of period....................................        $   443        $   651
                                                                                   =========      =========

We have restated all periods presented to reflect the merger with The Quaker Oats Company on August 2, 2001, which was accounted for as a pooling-of-interests.

See accompanying notes.

"Back to Exhibit 99.2 Index"

PEPSICO, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)

ASSETS

                                                       (Unaudited)
                                                          6/16/01       12/30/00
                                                       ----------     ----------
Current Assets
  Cash and cash equivalents........................       $   443        $ 1,038
  Short-term investments, at cost..................         1,240            467
                                                       ----------     ----------
                                                            1,683          1,505
  Accounts and notes receivable, less
    allowance:  6/01- $119, 12/00 - $126...........         2,584          2,129

  Inventories
    Raw materials..................................           584            503
    Work-in-process................................           299            160
    Finished goods.................................           642            529
                                                       ----------     ----------
                                                            1,525          1,192

  Prepaid expenses and other current assets........           974            791
                                                       ----------     ----------
     Total Current Assets..........................         6,766          5,617

Property, Plant and Equipment......................        11,814         11,466
Accumulated Depreciation...........................        (5,164)        (4,908)
                                                       ----------     ----------
                                                            6,650          6,558

Intangible Assets, net
  Goodwill.........................................         4,133          3,798
  Trademarks.......................................           587            585
  Other identifiable intangibles...................           284            331
                                                       ----------     ----------
                                                            5,004          4,714

Investments in Unconsolidated Affiliates...........         2,869          2,979
Other Assets.......................................           955            889
                                                       ----------     ----------

       Total Assets................................       $22,244        $20,757
                                                       ==========     ==========

Continued on next page.

PEPSICO, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET (continued)
(in millions except per share amounts)

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                              (Unaudited)
                                                                  6/16/01      12/30/00
                                                              -----------    ----------
Current Liabilities
 Short-term borrowings...................................         $   354       $   202
 Accounts payable and other current liabilities..........           4,414         4,529
 Income taxes payable....................................             229            64
                                                              -----------    ----------
   Total Current Liabilities.............................           4,997         4,795

Long-term Debt...........................................           2,572         3,009

Other Liabilities........................................           4,111         3,960

Deferred Income Taxes....................................           1,355         1,367

Preferred Stock, no par value............................              44            49
Deferred Compensation - preferred .......................             (14)          (27)

Common Shareholders' Equity
  Common stock, par value 1 2/3 cents per share:
   Authorized 3,600 shares, issued 6/01 - 2,032 and
   12/00 - 2,029 shares..................................              34            34
  Capital in excess of par value.........................             581           375
  Deferred compensation..................................             (13)          (21)
  Retained earnings......................................          17,385        16,510
  Accumulated other comprehensive loss...................          (1,465)       (1,374)
                                                              -----------    ----------
                                                                   16,522        15,524
   Less:    Repurchased shares, at cost:
    6/01 - 259 shares, 12/00 - 280 shares................          (7,343)       (7,920)
                                                              -----------    ----------

     Total Common Shareholders' Equity...................           9,179         7,604
                                                              -----------    ----------

       Total Liabilities and Shareholders' Equity........         $22,244       $20,757
                                                              ===========    ==========

We have restated all periods presented to reflect the merger with The Quaker Oats Company on August 2, 2001, which was accounted for as a pooling-of-interests.

See accompanying notes.

"Back to Exhibit 99.2 Index"

PEPSICO, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT
OF COMPREHENSIVE INCOME
(in millions, unaudited)

                                                         12 Weeks Ended              24 Weeks Ended
                                                     ----------------------      ----------------------
                                                      6/16/01       6/10/00       6/16/01       6/10/00
                                                     --------      --------      --------      --------

Net Income.........................................      $798         $ 594        $1,368        $1,090

Other Comprehensive Income/(Loss)
    Currency translation adjustment,
      net of related taxes.........................        19          (165)          (87)         (227)
    Cash flow hedges, net of related taxes:
        Cumulative effect of accounting change.....         -             -             3             -
        Net derivative losses......................        (2)            -            (3)            -
        Reclassification to net income.............        (1)            -            (6)            -
    Other..........................................         -             -             2             4
                                                     --------      --------      --------      --------
                                                           16          (165)          (91)         (223)
                                                     --------      --------      --------      --------
Comprehensive Income...............................      $814         $ 429        $1,277        $  867
                                                     ========      ========      ========      ========

We have restated all periods presented to reflect the merger with The Quaker Oats Company on August 2, 2001, which was accounted for as a pooling-of-interests.

See accompanying notes.

"Back to Exhibit 99.2 Index"

PEPSICO, INC. AND SUBSIDIARIES
(unaudited)

NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(tabular dollars in millions; all per share amounts reflect common per share amounts and assume dilution unless noted)

(1)   General

Our Supplemental Condensed Consolidated Balance Sheet at June 16, 2001 and the Supplemental Condensed Consolidated Statements of Income and Comprehensive Income for the 12 and 24 weeks ended June 16, 2001 and June 10, 2000 and the Supplemental Condensed Consolidated Statement of Cash Flows for the 24 weeks ended June 16, 2001 and June 10, 2000 have not been audited and, except for the adoption of Statement of Financial Accounting Standards (SFAS) 133 as described in Note 5, have been prepared on a basis that is substantially consistent with the accounting principles applied in our 2000 Annual Report on Form 10-K for the year ended December 30, 2000. In our opinion, this information includes all normal and recurring adjustments necessary for a fair presentation. The results for the 12 and 24 weeks are not necessarily indicative of the results expected for the year.

(2)   Merger of PepsiCo and The Quaker Oats Company

On August 2, 2001, we completed a merger transaction, which resulted in The Quaker Oats Company becoming a wholly-owned subsidiary of PepsiCo. Under the merger agreement dated December 2, 2000, Quaker shareholders received 2.3 shares of PepsiCo common stock for each share of Quaker common stock, including a cash payment for fractional shares. We issued approximately 306 million shares of our common stock in exchange for all the outstanding common stock of Quaker.

The transaction was accounted for as a tax-free transaction and as a pooling-of-interests under Accounting Principles Board Opinion No. 16, Business Combinations. As a result, the supplemental financial statements described in Note 1 have been restated to include the results of operations, financial position and cash flows of both companies as if they had always been combined. Certain reclassifications were made to conform the presentation of the restated financial statements and, the fiscal calendar and certain interim reporting policies were also conformed. There were no material transactions between pre-merger PepsiCo and Quaker.

We incurred transaction costs of approximately $125 million related to the merger, most of which will be recognized in the third quarter.

In connection with the merger transaction, we sold the global rights of our All Sport beverage brand to The Monarch Company, Inc. of Atlanta. As part of the terms of the sale, we agreed that, for 10 years after the Quaker transaction closing date, we would not distribute Gatorade through our bottling system and would not include Gatorade with Pepsi-Cola products in certain marketing or promotional arrangements covering specific distribution channels.

(3)   Net Income Per Common Share

The computations of basic and diluted net income per common share are as follows:

                                                                12 Weeks Ended              12 Weeks Ended
                                                                June 16, 2001                June 10, 2000
                                                         ------------------------     ------------------------
                                                                         Average                      Average
                                                                          Shares                      Shares
                                                                           Out-                        Out-
                                                            Income       standing        Income      standing
                                                         ----------    ----------     -----------   ----------
Net income ........................................          $  798                        $  594
Less:  Preferred dividends.........................               1                             1
                                                         ----------                   -----------
Net income available for common shareholders.......          $  797         1,766          $  593        1,745
                                                         ==========    ==========     ===========   ==========
Basic net income per common share..................          $ 0.45                        $ 0.34
                                                         ==========                   ===========
Net income available for common shareholders.......          $  797         1,766          $  593        1,745
Effect of dilutive securities:
  Stock options....................................               -            39               -           34
  ESOP convertible preferred stock.................               -             4               1            4
  Non-vested stock awards..........................               -             1               -            1
                                                         ----------    ----------     -----------   ----------
Diluted............................................          $  797         1,810          $  594        1,784
                                                         ==========    ==========     ===========   ==========
Diluted net income per common share................          $ 0.44                        $ 0.33
                                                         ==========                   ===========

                                                                24 Weeks Ended              24 Weeks Ended
                                                                June 16, 2001                June 10, 2000
                                                         ------------------------     ------------------------
                                                                         Average                      Average
                                                                          Shares                      Shares
                                                                           Out-                        Out-
                                                           Income        standing       Income       standing
                                                         ----------    ----------     -----------   ----------
Net income ........................................          $1,368                        $1,090
Less:  Preferred dividends.........................               2                             2
                                                         ----------                   -----------
Net income available for common shareholders.......          $1,366         1,759          $1,088        1,749
                                                         ==========    ==========     ===========   ==========
Basic net income per common share..................          $ 0.78                        $ 0.62
                                                         ==========                   ===========
Net income available for common shareholders.......          $1,366         1,759          $1,088        1,749
Effect of dilutive securities:
  Stock options....................................               -            41               -           31
  ESOP convertible preferred stock.................               1             4               1            4
  Non-vested stock awards..........................               -             1               -            1
                                                         ----------    ----------     -----------   ----------
Diluted............................................          $1,367         1,805          $1,089        1,785
                                                         ==========    ==========     ===========   ==========
Diluted net income per common share ...............          $ 0.76                        $ 0.61
                                                         ==========                   ===========

(4)   Business Segments

                                                     12 Weeks Ended                   24 Weeks Ended
                                                ------------------------         ------------------------
Net Sales                                         6/16/01        6/10/00            6/16/01       6/10/00
---------                                       ---------      ---------         ----------     ---------
Worldwide Snacks
-Frito-Lay North America....................       $2,249         $2,119            $ 4,273       $ 4,035
-Frito-Lay International....................        1,225          1,166              2,294         2,171
                                                ---------      ---------         ----------     ---------
                                                    3,474          3,285              6,567         6,206
Worldwide Beverages
-Pepsi-Cola North America...................          962            798              1,733         1,437
-Gatorade/Tropicana North America...........        1,095          1,011              1,811         1,664
-PepsiCo Beverages International............          737            731              1,117         1,087
                                                ---------      ---------         ----------     ---------
                                                    2,794          2,540              4,661         4,188
Quaker Foods North America .................          445            425                815           797
                                                ---------      ---------         ----------     ---------
   Total Net Sales..........................       $6,713         $6,250            $12,043       $11,191
                                                =========      =========         ==========     =========

Operating Profit
----------------
Worldwide Snacks
-Frito-Lay North America ...................       $  492         $  455            $   918       $   843
-Frito-Lay International....................          143            129                284           236
                                                ---------      ---------         ----------     ---------
                                                      635            584              1,202         1,079
Worldwide Beverages
-Pepsi-Cola North America...................          249            224                431           382
-Gatorade/Tropicana North America...........          172            166                261           249
-PepsiCo Beverages International............           94             69                125            88
                                                ---------      ---------         ----------     ---------
                                                      515            459                817           719
Quaker Foods North America .................           87             69                165           159
                                                ---------      ---------         ----------     ---------
Combined Segments...........................        1,237          1,112              2,184         1,957

Corporate Unallocated ......................          (82)           (83)              (160)         (148)
Impairment and restructuring................           (4)          (171)                (8)         (172)
                                                ---------      ---------         ----------     ---------
   Total Operating Profit...................       $1,151         $  858            $ 2,016       $ 1,637
                                                =========      =========         ==========     =========

--------------------------------------------------------------------------------------------------------------

Total Assets                                                 6/16/01       12/30/00
------------                                              ----------     ----------
Worldwide Snacks
- Frito-Lay North America.........................           $ 4,411        $ 4,282
- Frito-Lay International.........................             4,394          4,352

Worldwide Beverages
- Pepsi-Cola North America........................             1,447            836
- Gatorade/Tropicana North America................             4,531          4,143
- PepsiCo Beverages International.................             1,981          1,923

Quaker Foods North America........................               920            952
                                                          ----------     ----------
Combined segments.................................            17,684         16,488
Corporate.........................................             2,101          1,737
Bottling investments..............................             2,459          2,532
                                                          ----------     ----------
   Total Assets...................................           $22,244        $20,757
                                                          ==========     ==========

(5)  Supplemental Cash Flow Information

                                                                                         24 Weeks Ended
                                                                                  ------------------------
                                                                                     6/16/01       6/10/00
                                                                                  ----------     ---------

     Interest paid......................................................               $  86         $ 112
     Income taxes paid..................................................               $ 361         $ 257

     Supplemental Schedule of Noncash Investing and Financing Activities
           Fair value of assets acquired......................................         $ 576         $  15
           Cash paid..........................................................          (415)          (12)
                                                                                  ----------     ---------
           Liabilities assumed................................................         $ 161         $   3
                                                                                  ==========     =========

(6)  Asset Impairment and Restructuring

                                           12 Weeks Ended                 24 Weeks Ended
                                     ------------------------      --------------------------
                                        6/16/01       6/10/00         6/16/01         6/10/00
                                     ----------     ---------      ----------      ----------

Asset impairment charges
------------------------
Held and used in the business
   Property, plant and equipment ..          $-         $ 121              $2           $ 121

Restructuring charges
---------------------
Employee related costs ............           -            38               -              38
Other charges .....................           4            12               6              13
                                    -----------    ----------     -----------     -----------
     Total restructuring ..........           4            50               6              51
                                    -----------    ----------     -----------     -----------
Total .............................          $4         $ 171              $8           $ 172
                                    ===========    ==========     ===========     ===========
     After-tax ....................          $3         $ 103              $5           $ 103
                                    ===========    ==========     ===========     ===========
     Per share ...................            -         $0.06               -           $0.06
                                    ===========    ==========     ===========     ===========

The 2001 and 2000 asset impairment and restructuring charges relate to a three-year supply chain reconfiguration project announced in 1999 to upgrade and optimize Quaker's manufacturing and distribution capabilities across all of its North American businesses.

In 2000, in conjunction with the supply chain reconfiguration project, Quaker adopted plans for the closure of two cereal manufacturing facilities and two distribution centers in the United States. The asset impairment charges of $121 million primarily reflect the reduction in the carrying value of the land, buildings and production machinery and equipment to their estimated fair market value based on analyses of the liquidation values of similar assets. The restructuring charges of $51 million primarily include severance and termination benefits and other shutdown costs.

Analysis of restructuring reserves for total PepsiCo:

                                    Employee      Facility    Third Party
                                     Related       Closure    Termination      Other      Total
------------------------------------------------------------------------------------------------
Reserve, December 30, 2000 ........    $  43         $   9            $ 9        $ 2      $  63
  2001 restructuring charges ......        -             6              -          -          6
  Cash payments ...................      (17)          (12)             -          -        (29)
                                     -------      --------       --------   --------   --------
Reserve, June 16, 2001 ............    $  26         $   3            $ 9        $ 2      $  40
                                     =======      ========       ========   ========   ========

The restructuring reserves are included in accounts payable and other current liabilities in the Supplemental Condensed Consolidated Balance Sheet.

(7)   Derivative Instruments and Hedging Activities

On December 31, 2000, we adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and SFAS 138. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that we recognize all derivative instruments as either current or non-current assets or liabilities in the Condensed Consolidated Balance Sheet and measure those instruments at fair value. The adoption of SFAS 133 on December 31, 2000 increased assets by approximately $12 million and liabilities by approximately $10 million with approximately $3 million recognized in accumulated other comprehensive income and less than $1 million recognized in the Supplemental Condensed Consolidated Statement of Income. Accumulated other comprehensive loss included a net accumulated derivative loss of $6 million as of June 16, 2001.

In the normal course of business, we manage risks associated with commodity prices, foreign exchange rates, interest rates and equity prices through a variety of strategies, including the use of hedging transactions, executed in accordance with our policies. Our hedging transactions include, but are not limited to, the use of various derivative financial and commodity instruments. As a matter of policy, we do not use derivative instruments unless there is an underlying exposure. Any change in the value of our derivative instruments would be substantially offset by an opposite change in the value of the underlying hedged items. We do not use derivative instruments for trading or speculative purposes.

Accounting Policies

Using qualifying criteria defined in SFAS 133, derivative instruments are designated and accounted for as either a hedge of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For a fair value hedge, both the effective and ineffective portions of the change in fair value of the derivative instrument, along with an adjustment to the carrying amount of the hedged item for fair value changes attributable to the hedged risk, are recognized in earnings. For a cash flow hedge, changes in the fair value of the derivative instrument that is highly effective are deferred in accumulated other comprehensive income or loss until the underlying hedged item is recognized in earnings. The ineffective portion of fair value changes on qualifying hedges is recognized in earnings immediately. If a fair value or cash flow hedge were to cease to qualify for hedge accounting or be terminated, it would continue to be carried on the balance sheet at fair value until settled but hedge accounting would be discontinued prospectively. If a forecasted transaction were no longer probable of occurring, amounts previously deferred in accumulated other comprehensive income would be recognized immediately in earnings.

On occasion, we may enter into a derivative instrument for which hedge accounting is not required because it is entered into to offset changes in the fair value of an underlying transaction which is required to be recognized in earnings (natural hedge). These instruments are reflected in the Condensed Consolidated Balance Sheet at fair value with changes in fair value recognized in earnings.

Commodity Prices

We are subject to market risk with respect to the cost of commodities because our ability to recover increased costs through higher pricing may be limited by the competitive environment in which we operate. We manage this risk primarily through the use of fixed-price purchase orders, pricing agreements, geographic diversity and derivative instruments. Derivative instruments, including futures, options and swaps, are used to hedge fluctuations in prices of a portion of anticipated commodity purchases, primarily vegetable oil, corn, oats, packaging materials, natural gas and fuel. Our use of derivative instruments is not significant to our commodity purchases. Derivative instruments designated as hedges of anticipated commodity purchases are accounted for as either cash flow or natural hedges. The earnings impact from commodity hedges is classified as either cost of sales or selling, general and administrative expenses consistent with the expense classification of the underlying hedged items.

We expect to reclassify into earnings, during the next twelve months, currently deferred net after-tax losses from accumulated other comprehensive income of approximately $5 million at the time the underlying hedged transactions are realized. Substantially all cash flow hedges at June 16, 2001 are for periods of less than two years. Cash flow hedges for longer periods are not material. Ineffectiveness resulting from cash flow hedging activities was not material to our results of operations. No cash flow hedges were discontinued during the quarter ended June 16, 2001 as a result of anticipated transactions that are no longer probable of occurring.

Foreign Exchange

International operations constitute about one-fifth of our annual business segment operating profit. Operating in international markets involves exposure to movements in foreign exchange rates, primarily the Mexican peso, British pound, Canadian dollar, euro and Brazilian real which principally impacts the translation of our international operating profit into U.S. dollars.

On occasion, we may enter into derivative financial instruments, as necessary, to reduce the effect of foreign exchange rate changes. We manage the use of foreign exchange derivatives centrally. Forward exchange contracts used to hedge the foreign currency exposure resulting from assets and liabilities denominated in currencies other than the functional currency and anticipated intercompany purchases are accounted for as either natural or cash flow hedges, as applicable. The earnings impact from these hedges is classified as either cost of sales or selling, general and administrative expenses consistent with the expense classification of the underlying hedged items. The fair value of such contracts designated as cash flow hedges was not material at June 16, 2001.

Interest Rates

We centrally manage our debt and investment portfolios considering investment opportunities and risks, tax consequences and overall financing strategies. We use interest rate and currency swaps to effectively change the interest rate and currency of specific debt issuances, with the objective of reducing our overall borrowing costs. These swaps are entered into concurrently with the issuance of the debt that they are intended to modify. The notional amount, interest payment and maturity dates of the swaps match the principal, interest payment and maturity dates of the related debt. Accordingly, any market risk or opportunity associated with these swaps is offset by the opposite market impact on the related debt. Our credit risk related to interest rate and currency swaps is considered low because such swaps are entered into only with strong creditworthy counterparties, are generally settled on a net basis and are of relatively short duration. Further, there is no significant concentration with counterparties.

Interest rate and currency swaps are designated as hedges of underlying fixed rate obligations and accounted for as fair value hedges. The earnings impact from these hedges is classified as interest expense. The ineffective portion of debt fair value hedges was not material to our results of operations.

Equity Prices

Equity derivative contracts with financial institutions are used to hedge a portion of our deferred compensation liability which is based on PepsiCo’s stock price. These prepaid forward contracts indexed to PepsiCo's stock price are accounted for as natural hedges. The earnings impact from these hedges is classified as selling, general and administrative expenses consistent with the expense classification of the underlying hedged item.

(8)   New Accounting Standards

During 2000, the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) added to its agenda various issues that impact the income statement classification of certain promotional payments. In May 2000, the EITF reached a consensus on Issue 00-14, Accounting for Certain Sales Incentives. EITF 00-14 addresses the recognition and income statement classification of various sales incentives. Among its requirements, the consensus will require the costs related to consumer coupons currently classified as marketing costs to be classified as a reduction of revenue. In April 2001, the EITF delayed the effective date for this consensus to 2002. The impact of adopting this consensus is not expected to have a material impact on our consolidated financial statements.

In January 2001, the EITF reached a consensus on Issue 00-22, Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future. Issue 00-22 requires that certain volume-based cash rebates to customers currently recognized as marketing costs be classified as a reduction of revenue. The consensus was effective for the first quarter of 2001 and was not material to our consolidated financial statements.

In April 2001, the EITF reached a consensus on Issue 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products. EITF 00-25 addresses the income statement classification of consideration, other than that directly addressed in Issue 00-14, from a vendor to a reseller, or another party that purchases the vendor's products. The consensus requires most of our customer promotional incentives currently classified as marketing costs to be classified as a reduction of revenue. Annual promotional expenses classified as marketing costs were $3.2 billion in 2000. The consensus is effective for 2002.

In July 2001, the FASB issued SFAS 141, Business Combinations which supersedes APB 16, Business Combinations. SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. The elimination of the pooling-of-interests method is effective for transactions initiated after June 30, 2001. The remaining provisions of SFAS 141 will be effective for transactions accounted for using the purchase method that are completed after June 30, 2001. Since our merger with The Quaker Oats Company is accounted for as a pooling-of-interests and was initiated in December 2000, this Statement will not have an impact on our consolidated financial statements.

In July 2001, the FASB also issued SFAS 142, Goodwill and Intangible Assets, which supersedes APB 17, Intangible Assets. SFAS 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and the impairment testing and recognition for goodwill and intangible assets. SFAS 142 will apply to goodwill and intangible assets arising from transactions completed before and after the effective date. SFAS 142 is effective for 2002. We are currently assessing the Statement and the impact that adoption will have on our consolidated financial statements.

"Back to Exhibit 99.2 Index"

Independent Accountants' Review Report

The Board of Directors
PepsiCo, Inc.

We have reviewed the accompanying supplemental condensed consolidated balance sheet of PepsiCo, Inc. and subsidiaries as of June 16, 2001 and the related supplemental condensed consolidated statements of income and comprehensive income for the twelve and twenty-four weeks ended June 16, 2001 and June 10, 2000 and the supplemental condensed consolidated statement of cash flows for the twenty-four weeks ended June 16, 2001 and June 10, 2000. These supplemental condensed consolidated financial statements are the responsibility of PepsiCo, Inc.'s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

The supplemental condensed consolidated financial statements give retroactive effect to the merger of PepsiCo, Inc. and The Quaker Oats Company on August 2, 2001, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental condensed consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical condensed consolidated financial statements of PepsiCo, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

Based on our review, we are not aware of any material modifications that should be made to the supplemental condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the supplemental consolidated balance sheet of PepsiCo, Inc. and Subsidiaries as of December 30, 2000, and the related supplemental consolidated statements of income, cash flows and common shareholders’ equity for the year then ended not presented herein; and in our report dated August 20, 2001, we expressed an unqualified opinion on those supplemental consolidated financial statements. In our opinion, the information set forth in the accompanying supplemental condensed consolidated balance sheet as of December 30, 2000, is fairly presented, in all material respects, in relation to the supplemental consolidated balance sheet from which it has been derived.
KPMG LLP

New York, New York
August 20, 2001

"Back to Exhibit 99.2 Index"

"Back to Main Index"